SUPPLY AGREEMENT

          THIS SUPPLY AGREEMENT ("Agreement") is dated as of June 30, 2000 (the "Effective Date"), between Edwards Lifesciences LLC, a Delaware limited liability company ("Edwards"), and Valentine Acquisition Corp., a Delaware corporation ("Newco") and Edwards Novacor LLC, a Delaware limited liability company ("Purchaser").

                                    RECITALS

          A. Edwards is capable of manufacturing certain devices more particularly described in the specifications set forth in the attached Exhibit A (the "Specifications") and which are referred to in this Agreement as "Products."

          B. Purchaser desires to purchase the Products for use as components in the manufacture of its heart assist and replacement devices and Edwards desires to sell the Products to Purchaser upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

          NOW   THEREFORE,   in   consideration   of  the  foregoing  and  other
consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Purchase and Delivery. Edwards agrees to manufacture and sell the Products to Purchaser, and Purchaser agrees to purchase the Products from Edwards upon the following terms:



          (a) Purchaser shall provide Edwards with a rolling twelve (12) month forecast of its purchase requirements for the Products, updated on a quarterly basis. The initial forecast is attached hereto as Exhibit B. In conjunction with the quarterly twelve-month forecast, Purchaser will provide Edwards with a binding purchase order equal to the first three (3) months of the forecast on a form of purchase order mutually agreed to by the parties. Edwards will use commercially reasonable efforts to deliver the Products according to the schedule set forth in each of the purchase orders, provided that such schedules will not require delivery earlier than 45 days from the date of the purchase order.

          (b) All sales of Products shall be subject to the terms and conditions of this Agreement. If there is any conflict or difference in interpretation between any Purchaser purchase order and this Agreement, the terms and conditions of this Agreement shall supersede those of such purchase order.

          2. Payment and Shipping. The price paid by Purchaser to Edwards for the Products shall be as set forth on Exhibit D hereto, which Edwards represents and warrants are the prices which are currently in effect with respect to such Products, and shall remain unchanged through 12/31/2001. As of 1/1/2002 the prices set forth on Exhibit D shall be adjusted to the lesser of (a) an increase of 25%; (b) the average selling prices for such Products in the United States (when sold by Victoria) reduced by a discount of 25% or (c) the most favorable price provided to any other customer in the United States. Edwards may further adjust the prices by up to 5% per year during any year following the expiration of the Initial Term. Terms of payment are net 45 days from receipt of Product. Edwards shall ship the Products F.O.B. Edwards' manufacturing facility via mutually agreed upon carriers. Purchaser shall pay all normal freight charges and the Products are tendered to Purchaser upon receipt by the carrier.

          3. Materials Provided by Purchaser. The components listed on Exhibit C ("Components") shall be provided to Edwards by Purchaser at the prices set forth on Exhibit C for inclusion in the Products. Purchaser shall be solely responsible for determining the suitability of each of the Components for inclusion in Purchaser's device and for inspecting such Components to insure that there are no manufacturing or other defects in the Components. Purchaser warrants that all products sold to Edwards under this Agreement are free from defects in materials, workmanship and good and marketable title.

          4. Term. This Agreement will come into effect on the Effective Date and will continue for an initial term ("Initial Term") of five (5) years. Thereafter, this Agreement will be automatically renewed for one-year terms on each anniversary of the Effective Date unless terminated pursuant to Section 5 below.

          5. Termination. This Agreement may be terminated by:


          (a) Either party (i) upon any anniversary of the Effective Date after the Initial Term, if the terminating party provides the other party with 180 days prior written notice of such termination,
               (ii) if any material breach by the other party remains uncured 30 days after written notice containing details of the breach has been delivered to the other party; or (iii) if the other party shall file for protection from its creditors under any applicable bankruptcy or insolvency laws, shall make an assignment for the benefit of creditors, or shall have a receiver appointed for its property;

          (b) Edwards upon 180 days written notice after the Initial Term if it elects not to continue to manufacture any of the Products.

          6. Confidentiality. During discussions leading up to the execution of this Agreement, and during the course of performing each of their obligations under this Agreement, it is anticipated that Edwards and Purchaser will each learn confidential and proprietary information ("Confidential Information") that is the property of the other. The party supplying such Confidential Information ("Disclosing Party") shall mark all written materials deemed to contain confidential or proprietary information "Confidential Information," and shall provide a written representation of any orally or visually presented Confidential Information, which shall also be marked "Confidential Information" within thirty (30) days of disclosure of such information to the other party. Any samples or equipment provided by either Purchaser or Edwards pursuant to this Agreement, including, without limitation, instructions or other materials provided therewith, shall be considered Confidential Information whether or not so marked.

          A party which receives Confidential Information ("Receiving Party") shall make reasonable efforts to ensure that neither it nor any of its subsidiaries, divisions, directors, officers, employees, agents, independent contractors or other organizations or persons over which it has control or acting on its behalf, will: (i) directly or indirectly use any Confidential Information for any purpose which is not directly related to (A) its obligations under this Agreement, or, (B) if the Receiving Party is Purchaser, the further handling, processing, marketing and sale of the Products and items in which the Products become components; or (ii) disseminate or disclose any of the Confidential Information to any person or persons who do not need to have knowledge of the Confidential Information in the course of their employment with Receiving Party, without the express written consent of the Disclosing Party for a period of three (3) years from the receipt thereof.

          (a) The parties' obligations under this Agreement shall not apply to any Confidential Information which:

               (i) Is or becomes publicly known without the wrongful act or breach of this Agreement by the Receiving Party;

              (ii) Is independently developed by the Receiving Party without the benefit of the disclosed Confidential Information, or is already known to the Receiving Party at the time of disclosure;

             (iii) Is rightfully received by the Receiving Party from a third party who is not under any obligation of confidentiality to the Disclosing Party; or

              (iv) Is disclosed by the Receiving Party with the written approval of the Disclosing Party.

          (b) Confidential Information shall not be deemed to be available to the public or in Edwards' prior possession merely because it was embraced by more general information available to the public or in the prior possession of Edwards.

          (c) The obligation to keep Confidential Information confidential and the obligation for non-use of such information set forth herein shall survive the termination of this Agreement. Upon termination of this Agreement, Purchaser and Edwards will (i) return or (ii) certify in writing the destruction of all Confidential Information to the Disclosing Party with respect to such information, including, without limitation, all drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) and all copies of such information made by the Receiving Party.


          7. Warranty. Edwards warrants that all products sold to Purchaser under this Agreement are free from defects caused by Edwards' manufacturing process and that Edwards has manufactured the Products in accordance with the Specifications. Edwards EXPRESSLY DISCLAIMS AND PURCHASER EXPRESSLY WAIVES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING THE FOREGOING, Edwards SHALL NOT BE RESPONSIBLE FOR ANY DEFECTS OR FAILURE TO MEET THE SPECIFICATIONS CAUSED BY DEFECTS OR LIMITATIONS IN THE MATERIALS SUPPLIED TO Edwards BY PURCHASER.

          8. Damages Limitation. Purchaser's remedies under the express limited warranty set forth above shall be limited to the repair or replacement of the Products, at Edwards' discretion.

          9. Indemnification.

          (a) Edwards hereby indemnifies and agrees to defend and to hold Purchaser, its affiliates, shareholders, directors, officers, employees, successors, and assigns harmless from and against all third-party claims including, without limitation, personal injury, intellectual property and regulatory losses, attorney's fees and expenses, arising from or related to the use of any Product or allegedly caused by any Product (collectively, "Losses") to the extent such Losses result from the Product's failure to meet the Specifications and such failure is not a result of Purchaser's negligence or defects in the Components supplied by Purchaser to Edwards.

          (b) Purchaser hereby indemnifies and agrees to defend and to hold Edwards, its affiliates, shareholders, directors, officers, employees, successors, and assigns harmless from and against all Losses, including, without limitation, personal injury, intellectual property and regulatory losses, attorney's fees and expenses, arising from or related to the use of any Product or allegedly caused by any Product except to the extent such Losses result from a Product's failure to meet the Specifications and such failure is not a result of Purchaser's negligence or defects in the Components supplied by Purchaser to Edwards. Purchaser will maintain appropriate insurance protections in support of this indemnification obligation.

          (c) The party seeking indemnification (the "Indemnified Party") shall notify the indemnifying party (the "Indemnifying Party") of all claims that may be subject to indemnification under this Article within a reasonable time after their receipt. The Indemnified Party will cooperate fully with Indemnifying Party in defending or otherwise resolving each such claim. The Indemnifying Party will have full control of the defense of all such claims. The Indemnified Party, at its expense, shall be entitled to be represented by its own counsel in any such claim. The
               Indemnifying Party agrees to bear all costs and expenses of defense, including its own attorney's fees in connection with such claim, and the Indemnifying Party will reimburse the Indemnified Party for each disbursement made by the Indemnified Party in satisfaction of a final judgment issued in such claim.

          10. Entire Agreement; No Waiver. This Agreement contains the entire agreement between the parties relating to Purchaser's purchase of the Products from Edwards and all prior understandings between the parties relating thereto are superseded by this Agreement. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound. Waiver by either party of any default by the other will not be deemed a waiver by such party of any default by the other that may thereafter occur.

          11. Notices. All notices given under this Agreement shall be in writing and may be delivered (i) by hand, (ii) by United States mail, certified or registered, return receipt requested, (iii) by overnight courier service, or
(iv) by facsimile transmission. Notices shall be deemed to have been received: if hand delivered, when so delivered; if mailed, five days after deposit as certified or registered mail; if by courier, on the date scheduled for delivery; and if by facsimile transmission, on the date shown on the confirmation of the transmission generated by the sending machine. All notices shall be sent to the addresses and facsimile numbers set forth below (or at such address or facsimile number as the receiving party may specify from time to time in accordance with this Section):

        If to Edwards:                            If to Purchaser:

        Edwards Lifesciences                      World Heart Corporation
        One Edwards Way                           1 Laser Street
        Irvine, California  92614                 Nepean, Ontario  K2E 7V1
        Attn:  Supplier Relations                 Attn:  Chief Financial Officer
        Facsimile: (949) 756-4309                 Facsimile: (613) 226-4744

          12.  Dispute  Resolution.  Any  claim or  controversy  relating  to or arising from this Agreement that is not fully resolved by negotiation or mediation between the parties within thirty (30) days after a party first notifies the other party of such claim or controversy shall be solely and finally settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes ("CPR Rules"). The arbitration shall be conducted in the Irvine, California by a sole arbitrator, who shall be a former judge, appointed jointly by the parties ("Arbitrator"). If the parties cannot agree on the appointment of an Arbitrator, they shall each propose one individual from CPR's Regional Panel of Distinguished Neutrals for the State of California. The two proposed individuals shall mutually appoint a third individual, who is a former judge, from the same panel, to be the Arbitrator. Any court having jurisdiction thereof may enter judgment upon the award rendered by the Arbitrator. To the extent permissible under applicable law, the parties agree that the award of the Arbitrator shall be final and shall be subject only to the judicial review permitted by the CPR Rules.

          13. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall be assignable by Edwards, in whole or in part, without the consent of Purchaser to any Edwards affiliate and by either party with the written consent of the other. Any attempt to assign that does not comply with the terms of this Section shall be void.

          14. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. If any portion of this Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, such portion shall be deleted and all other terms and conditions of this Agreement shall remain in full force and effect and shall be interpreted to achieve, to the greatest extent possible, the objectives of this Agreement taken as a whole, including the illegal, invalid or unenforceable provision.

          15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

          16. No Third Party Beneficiaries. Nothing in this Agreement is intended to create any rights by persons not a party to this Agreement and no other party will be construed to be a third party beneficiary of this Agreement or otherwise have any legal or equitable rights as a result of this Agreement.

          IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement as of the Effective Date.

                         EDWARDS:       Edwards Lifesciences LLC,
                                          a Delaware limited liability company,


                                        By:  /s/ Michael A. Mussallem
                                           Title:  President and Chief Executive
                                                     Officer



                         NEWCO:         Valentine Acquisition Corp.,
                                          a Delaware Corporation


                                        By: /s/ Roderick M. Bryden
                                           Title: President


                         PURCHASER:     Edwards Novacor LLC,
                                          a Delaware limited liability company,


                                        By: /s/ Michael A. Mussallem
                                           Title: President

                                    EXHIBIT A

                                 SPECIFICATIONS

                      PRODUCTS PURCHASED FROM EDWARDS (EW)

 EW Part #           Novacor Part #                    Description
 ---------           --------------                    -----------
 640052001            0901-0033-01             Valves-Inflow (Sterile)
 640053001            0901-0034-01             Valves-Outflow (Sterile)

 640051001            0901-0048                Conduits-Inflow (Non-Sterile)

 600178021            8575-0001                Apical Rings-Inflow (Non-Sterile)
 640054001            8575-0002                Apical Rings-Inflow (Non-Sterile)

 640172002            0901-0052                Ptfe-Conduit 9 CM (Non-Sterile)
 640172001            0901-0056                Ptfe-Conduit 6 CM (Non-Sterile)

                              Per Drawings Attached

This exhibit contains technical drawings and schematics of the above parts and components which are available from the Registrant upon request.

                                    EXHIBIT B

                                    FORECAST



[TO BE PROVIDED]

                                               EXHIBIT C

                    PRODUCTS/COMPONENTS SOLD TO EDWARDS (EW)


                                                                   EW Purchase
EW Part #       Novacor Part #      Description                    Price ($US)
---------       --------------      -----------                    -----------
141373801       0902-0114           Fab. Screw                        3.730
141369801       0902-0105           Wave Washer                      16.670
141460801       0902-0103           Finger Washer                    16.360
141367801       0902-0104-01        Male Nut Inflow                  54.900
141367802       0902-0104-02        Male Nut Outflow                 54.900
141365801       0902-0102           Fab. Nipple Inflow               48.600
141364801       0902-0100           Fab. Body Inflow                 96.300
141366801       0902-0101           Fab. Guide Inflow                47.700
141346801       0804-0001           Inflow Sinus                    130.700
141346811       0804-0004           Inflow Adapter                   42.440
141345801       0902-0091           Stent Washer                     20.440
141372801       0902-0113           Fab. Cage Outflow                90.900
141370801       0902-0107           Fab. Guide Outflow               48.600
141371801       0902-0106           Fab. Body Inflow                 64.800
141346802       0804-0002           Outflow Sinus                   130.700
141346822       0804-0005           Outflow Adapter                  72.440
141362801       0902-0110           Wave Washer                      23.840
141360801       0902-0115           Coupling Nut                     43.200
141361802       0902-0121           Flex Rein. Animal-Inflow        765.150
                0902-0122           Flex Rein. Animal-Outflow       663.400
141358801       0810-1126           LV Stent                         72.620
115371801       0810-0323           Ptfe Stent                       77.052
115397801       0810-0324           Ptfe Support                    109.773
115837801       0902-0092           Ptfe Wave Washer                 36.700
115835801       0902-0134           Ptfe Coupling Nut               401.304
115836801       0902-0135           Ptfe Connector Ring             178.227

                                    EXHIBIT D
                      PRODUCTS PURCHASED FROM EDWARDS (EW)


                                                                     Novacor
              Novacor                                                Purchase
EW Part #     Part #            Description                          Price ($US)
---------     ------------      -----------                          -----------
640052001     0901-0033-01      Valves-Inflow (Sterile)               1,753.60
640053001     0901-0034-01      Valves-Outflow (Sterile)              1,791.09

640051001     0901-0048         Conduits-Inflow (Non-Sterile)         1,314.90

600178021     8575-0001         Apical Rings-Inflow (Non-Sterile)        65.27
640054001     8575-0002         Apical Rings-Inflow (Non-Sterile)        65.27

640172002     0901-0052         Ptfe-Conduit 9 CM (Non-Sterile)       1,297.77
640172001     0901-0056         Ptfe-Conduit 6 CM (Non-Sterile)       1,297.77

One Edwards Way              800-424-3278           Customer Name    World Heart Corporation
Irvine, CA 92614-5688 USA    Fax:  949-250-3446     Account No.
                                                    Group
                                                    Contract No.


This Agreement is between Edwards Lifesciences LLC ("Edwards") and World Heart Corporation, a Canadian corporation with an address of 1 Laser Street, Nepean, Ontario, Canada K2E7V1 ("Purchaser").

Edwards agrees to supply Purchaser with the products described or listed in Schedule A ("Products"), and Purchaser agrees to buy these Products for its own use from Edwards subject to the following:

1. This Agreement shall be for a term of five (5) years commencing on June 30, 2000 ("Effective Date"). For purposes of this Agreement, a year shall mean the twelve (12) consecutive months immediately following the Effective Date or any anniversary of such date.

2. The prices which Purchaser shall pay to Edwards for the Products covered by this Agreement shall be as shown on Schedule A, and orders shall be shipped FOB Edwards's shipping point. Purchaser shall purchase the Minimum Annual Quantities stated on Exhibit A during each year of this Agreement. The price for the Product shall be as set forth on Schedule A for Products used in testing and clinical trials of the World Heart Heart Saver device which Edwards represents and warrants is the price which is in effect with regard to such product. For Products used in devices which will be sold commercially, the price for the Product shall be the lower of (1) the most favorable price offered any other U.S. customer of Edwards or (2) the average selling price of the Product in the U.S. discounted by twenty-five percent (25%).

3. Payment terms are net 45 days from invoice date. A service charge of 1-1/2% per 30 days or fraction thereof (or the highest amount allowed by law, if lower) will be added to all amounts past due. All payments by Purchaser shall be applied first to any service charges due and then to the most recent purchase by Purchaser from Edwards. Purchases shall be made in accordance with such further terms (including returned goods policies and minimum order quantities) as set forth in the Edwards Product Price List in effect on the date of shipment.

4. Edwards will use commercially reasonable efforts to fill orders, but Edwards shall not be liable for nonperformance or delays caused by a shortage of raw materials, manufacturing problems, labor problems, acts of regulatory agencies, discontinuation of a product line, acts of God, or other causes beyond Edwards's control. Purchaser agrees that in such events Edwards may allocate products among all purchasers, without liability.

5. If Edwards and Purchaser are parties to any other agreements covering the sale of the same Products covered by this Agreement, then, with regard to such Products, this Agreement shall supersede such other agreements. No changes in this Agreement, including any conflicting or additional terms contained in any purchase or other document submitted by Purchaser, shall be valid unless approved in writing by Edwards at its home office. This agreement shall not be assigned by Purchaser without the prior written consent of Edwards. Purchaser's obligations under this Agreement, including any minimum quantity commitments, shall remain binding on Purchaser even if Edwards consents to Purchaser's assignment of this Agreement to a distributor. This agreement shall be governed and construed in accordance with the laws of the State of California.

6. In the event Purchaser is delinquent in payments of any amounts to Edwards, whether or not related to this Agreement, Edwards shall have the right to terminate this Agreement and any other agreements with Purchaser, and all amounts owed to Edwards under all agreements will become immediately due and payable and Purchaser agrees to pay all reasonable attorney fees, expenses, and court costs associated with the collection of the unpaid balance.

7. The dollar value of any products and services NOT paid for by Purchaser but received by Purchaser from Edwards under this Agreement are "discounts or other reductions in price" to Purchaser under section 1128(b)(3)(A) of the Social Security Act, 42 U.S.C. 1320a-7b(b)(3)(A), and Purchaser shall disclose the discount or reduction in price under any state or federal program which provides cost or charge based reimbursement to Purchaser for the products or services covered by this Agreement.






                                                  PURCHASER    World Heart Corporation
                                                               -----------------------
                                                                     Customer Name

By: /s/ Michael A. Mussallem                      By:/s/ Roderick M. Bryden
   ----------------------------                   --------------------------------------------
         Edwards Representative                   Purchaser Representative


Name: Michael A. Mussallem                        Name: Roderick M. Bryden
     --------------------------                         --------------------------------------
         (Type or Printed)                                   (Typed or Printed)


Title: President and Chief Executive Officer      Title: President and Chief Executive Officer
      -------------------------                          -------------------------------------

Date:                                             Date:
     --------------------------                          -------------------------------------
